                           CONTACTS:  Bernard McDonagh, Vice
                                      President, Investor Relations
                                      (612) 936-7214

                                      Noreen Conway
                                      Vice President, Public Relations
                                      & Communications
                                      (612) 936-1125

(For Immediate Release)

            UNITED HEALTHCARE REPORTS RECORD YEAR AND FOURTH QUARTER
               1994'S $1.77 NET EPS FROM OPERATIONS UP 44 PERCENT
                               OVER 1993'S $1.23

                     RECORD JANUARY 1995 ENROLLMENT GROWTH
                      CAPS 1994'S 990,400 OWNED-PLAN GAIN

     MINNEAPOLIS (February 14, 1995) -- United HealthCare Corporation (NYSE:UNH) today announced record results for the fourth quarter and year ended December 31, 1994.

     (The results that follow are restated for all periods to include the results of Complete Health Services, Inc. and Ramsay-HMO, Inc., in accordance with pooling-of-interests accounting. A one-time, second quarter 1994 non-operating transaction charge of $35.9 million was taken for the professional and other costs of these May 1994 acquisitions, reducing reported full-year 1994 net earnings by $22.3 million, or $0.13 per share. In addition, the company reported an extraordinary gain in 1994's second quarter of $1.4 billion, or $7.86 per share, resulting from the May 27, 1994, sale of its subsidiary Diversified Pharmaceutical Services (DPS) for $2.3 billion in pre-tax cash proceeds.)

1994 ANNUAL RESULTS
- - - -------------------
     Net earnings for 1994 before the non-operating merger costs and extraordinary DPS sale gain were $310.4 million, up 46 percent over 1993 net earnings of $212.1

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

United HealthCare Corp.
1995 Results
February 14, 1995 -- p. 2


million. Earnings per share before the non-operating merger costs and the extraordinary gain from the sale of DPS were $1.77, up 44 percent from $1.23 for 1993.

     Net earnings for 1994 inclusive of the non-operating merger costs and the extraordinary gain were $1.67 billion, or $9.50 per share.

     Revenues for 1994 were $3.77 billion, a 21 percent increase over $3.12 billion reported for 1993.

FOURTH QUARTER 1994 RESULTS
- - - ---------------------------

     Fourth quarter net earnings were $84.2 million, up 41 percent from last year's fourth quarter, with earnings per share of $0.48, a 41 percent increase over $0.34 reported for the fourth quarter of 1993. Revenues for the fourth quarter were $969.0 million, a 17 percent increase over fourth quarter 1993.

     The company noted that fourth quarter as well as total 1994 revenue growth comparisons are affected by the absence of DPS-related revenues following the company's sale of DPS in May 1994 and the change in the UHC-Allina management contract effective August 1994.

          United HealthCare Chairman and CEO William W. McGuire, M.D., said the company is extremely pleased with both the year's and fourth quarter's results. "These results reflect another banner year for our company on all fronts. We continued our strong internal growth, coupling this with successful acquisition activity and our strategic sale of and continued management role with Diversified Pharmaceutical Services," Dr. McGuire said.

ADDITIONAL HIGHLIGHTS
- - - ---------------------

     Medical Loss Ratio. The company's fourth quarter 1994 medical loss ratio (medical costs as a percent of premium revenues) in its owned plans was 79.1 percent, down sequentially from the 79.4 percent reported for third quarter 1994.

Fourth quarter's experience represents a typical seasonal slowdown in utilization in

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

United HealthCare Corp.
1995 Results
February 14, 1995 -- p. 3



addition to the company's ongoing effective utilization management efforts.

     Shareholders' equity stood at $2.8 billion at December 31, compared with $1.1 billion at December 31, 1993.

     Enrollment Growth. As reported recently by the company, enrollment growth in the company's owned health plans, including acquisitions, rose by 990,400 members, or 64 percent, during the 12 months ended January 1995. This included very good internal growth of 63,800 enrollees in the fourth quarter of 1994 and a record one-month gain of 152,500 in January 1995. Internal enrollment growth for the 12-month period ending January 1995 also was very strong, rising by 384,000 enrollees, or 18 percent. Dr. McGuire said the company anticipates continued strong post-January enrollment gains in all three of its primary market segments -- commercial, Medicaid and Medicare.

     "Moving forward, we also see continued growth in our existing specialty businesses. We also look forward to building on our full range of strengths and expertise to deliver additional innovative and effective products to serve our current and expanding client base," he said.

     United HealthCare Corporation is a national leader in health care management, serving purchasers, users, managers and providers of health care since 1974. The company's broad range of products is offered through 21 locally-based owned and managed health plans, whose membership exceeds 3.6 million, and its non-geographically bounded specialty care management companies, which serve the needs of 24 million-plus lives.

                                   # # # # #

                         UNITED HEALTHCARE CORPORATION
                                EARNINGS REPORT*
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              THREE MONTHS ENDED
                                     DECEMBER 31, 1994   DECEMBER 31, 1993
                                     ------------------  -----------------
Revenues                                 $  969,027          $  827,600
Net earnings                             $   84,243          $   59,587
Net earnings per share                   $     0.48          $     0.34
Average number of
 common shares outstanding                  176,573             173,254



                                                  YEAR ENDED
                                     DECEMBER 31, 1994   DECEMBER 31, 1993
                                     -----------------   -----------------
Revenues                                 $3,768,882          $3,115,202
Net earnings before extraordinary
 item (see Note a)                       $  288,139(a)       $  212,078
Extraordinary gain on sale of
 subsidiary                              $1,377,075          $       --
Net earnings                             $1,665,214          $  212,078
Net earnings per share before
 extraordinary item (see Note a)         $     1.64(a)       $     1.23
Extraordinary gain                       $     7.86          $       --
                                         ----------          ----------
Net earnings per share                   $     9.50          $     1.23
                                         ==========          ==========
Average number of
 common shares outstanding                  175,209             171,739




* All periods presented have been restated to include the results of HMO America, Inc., Ramsay-HMO, Inc. and Complete Health Services, Inc. in accordance with pooling of interests accounting. United HealthCare Corporation and HMO America merged on August 31, 1993. The Ramsay and Complete mergers occurred on May 31, 1994.

(a) Excluding the $35.9 million in non-operating pooling expenses ($0.13 earnings per share) associated with the Ramsay-HMO and Complete Health Services mergers, net earnings before the extraordinary gain for the 12-month period ended December 31, 1994, would have been: earnings - $310,422; and earnings per share - $1.77.